Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-4

(Form Type)

JATT ACQUISITION CORP

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value $0.0001 per share	457(c), 457(f)(1)	16,057,000(2)	$10.00(3)	$160,570,000(3)	0.0000927	$14,884.84
Total Offering Amounts					$160,570,000		$14,884.84
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$14,884.84

(1)	Pursuant to Rule 416(a) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Based on the maximum number of Class A ordinary shares, par value $0.0001 per share (“JATT Ordinary Shares”), of JATT Acquisition Corp (“JATT”) estimated to be issued in connection with the business combination described herein (the “Business Combination”) between JATT and, among other parties, Zura Holding Company, Ltd. (“Zura”).

(3)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 16,057,000 JATT Ordinary Shares and (ii) $10.00, the average of the high and low trading prices of the JATT Ordinary Shares on the New York Stock Exchange on August 15, 2022 (within five business days prior to the date of this registration statement).

The Registrant does not have any carry-forward securities.